Exhibit 10.1

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”) is made and entered into as of the 13th day of January, 2015, by and between PAUL J. A. LEX VAN HESSEN, an individual (“Lender”) having an address c/o Hualalai Resort, P.O. Box 1596, Kailua-Kona Hawaii 96745, and NORTHRIDGE PARKWAY, LLC, a Georgia limited liability company (“Borrower”), ROBERTS PROPERTIES RESIDENTIAL, L.P., a Georgia limited partnership (“Partnership”) and ROBERTS REALTY INVESTORS, INC., a Georgia corporation (“Company” and, collectively with the Partnership, the “Guarantors” and individually a “Guarantor”) each having an address of 375 Northridge Road, Suite 330, Atlanta, GA 30350.

WHEREAS, Lender has made a loan to Borrower (the “Loan”) evidenced by a Promissory Note of even date herewith in the original principal amount of $2,000,000.00 payable by Borrower to Lender (“Note”).

WHEREAS, the Loan is secured by that certain Deed to Secure Debt, Security Agreement and Fixture Filing of even date herewith by Borrower in favor of Lender (“Deed to Secure Debt”) encumbering certain real property and improvements comprising 12.965 acres located on Northridge Parkway, Sandy Springs, Fulton County, Georgia, as more particularly described on Exhibit A hereto (the “Property”).

WHEREAS, the Loan is guaranteed by that certain Guaranty dated of even date herewith “Guaranty”) executed by Guarantors to and in favor of Lender. The Guaranty, together with the Note, this Agreement, the Deed to Secure Debt and any other documents or instruments evidencing or securing the Loan are collectively herein referred to as the “Loan Documents”.

NOW THEREFORE, in consideration of premises, the mutual promises hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.  The Loan. The Loan shall be made, secured, guaranteed and disbursed as follows:

(a)      Loan Amount. Subject to the terms of this Agreement, Lender agrees to loan to Borrower the amount of US$2,000,000.00 (the “Loan Amount”). The Loan will be evidenced by the Note (a copy of which is attached hereto as Exhibit B) and will be payable, subject to certain limitations on prepayment, as set forth therein.

(b)      Term. The Loan term will commence on the date of this Agreement and end on July 13, 2015 (“Maturity Date”). On the Maturity Date the entire outstanding principal balance of the Loan, together with all accrued interest thereon and all other sums due to Lender under the Loan and this Agreement, will be due and payable in full.

(c)      Interest. Interest shall accrue on the outstanding principal balance of the Note at the rate of twelve percent (12%) per annum, calculated on an actual three hundred and sixty (360) day basis. Interest only will be payable every month on the anniversary date of this Agreement in installments of US$20,277.78, resulting in the total amount of interest due prior to the Maturity Date of US$121,666.68. All such payments shall be sent by wire transfer to the following account:

Account Number:  45-274489

Paul J A Van Hessen.

Routing number #121301015

First Hawaiian Bank

1348 Hunakai St

Honolulu HI  96816

On even date with this Agreement, US$60,833.34 of the Loan proceeds has been retained by Lender as prepaid interest for the first three (3) months of the Loan term (the “Prepaid Interest”). From and after the Maturity Date, or upon the occurrence of an event of a default hereunder or under the Note, and until the Loan is paid in full, interest shall accrue at the per annum rate of eighteen percent (18%) per annum (“Default Rate”).

(d)      Fees.

(i)	Borrower shall pay to Lender a loan origination fee in the amount of one percent (1.00%) of the amount of the Loan or US$20,000.00 (the “Origination Fee”), payable at funding of the Loan.

(ii)	Borrower shall pay to Petacque & Wall LLC a loan consultant fee in the amount of one percent (1.00%) of the amount of the Loan or US$20,000.00 (the “Consultant Fee”), payable at funding of the Loan.

(iii)	Upon payment in full of the Loan and as a condition precedent to the release of Lender’s interest in and to the Property, Borrower shall pay to Lender, in addition to the outstanding principal amount of the Loan and all accrued and unpaid interest thereon, an exit fee in the amount of US$40,000.00 (“Exit Fee”).

(e)      Expenses. Concurrently with the execution and delivery of this Agreement, Borrower shall pay Lender’s expenses incurred in connection with the underwriting and closing of the Loan including, without limitation, attorney’s fees and due diligence expenses.

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(f)      Security. The Loan will be secured by the following:

(i)	The Guaranty (a copy of which is attached hereto as Exhibit C) executed by the Guarantors jointly and severally in favor of Lender, guaranteeing the payment and performance of Borrower under the Note and other Loan Documents with full recourse.

(ii)	The Deed to Secure Debt encumbering the Property and granting a security interest in all personal property and fixtures relating thereto including, without limitation, contracts, plans, specifications, zoning approvals and other documents and instruments relating to the ownership, development and operation of the Property.

(iii)	An assignment of leases, rents and profits relating to or arising from the Property.

(iv)	A security interest in all personal property and fixtures located on or used in connection with the Property, as perfected by the filing of Uniform Commercial Code financing statements.

(g)     Use of Loan Proceeds. The proceeds of the Loan shall be used for those expenses set forth on Exhibit D attached hereto and incorporated herein by reference and for working capital of the Partnership.

(h)     Conditions to Loan Funding. Lender’s obligation to fund the Loan shall be subject to satisfaction of the following conditions:

(i)	Execution and delivery by Borrower of the Note, this Agreement, the Deed to Secure Debt and any other documents required by Lender to evidence and secure the Loan.

(ii)	Execution and delivery by the Guarantors of the Guaranty.

(iii)	Review and approval by Lender of existing appraisals, environmental reports, and engineering studies with respect to the Property.

(iv)	Verification that the Property is zoned to permit development of an apartment project having not less than 220 units, substantially in accordance with the preliminary project plans, copies of which have been delivered to Lender (the “Project”) and that Borrower has obtained, or will obtain in the normal course of business, without material impediment, all approvals, consents and permits necessary to construct the Project.

(v)	Receipt of a title commitment to insure the Deed to Secure Debt as a first priority security title to the Property subject only to such matters as are acceptable to Lender.

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(vi)	Receipt, review and approval of the formation and ownership documents for the Borrower and each Guarantor and receipt of resolutions of the mangers or directors of each authorizing the Loan transaction.

(vii)	Receipt of certifications that Borrower and the Guarantors are in compliance with the Net Worth and Minimum Cash Equity requirements set forth in Sections 3 (n) and (o) below.

(viii)	Receipt and review of a copy of that certain Stock Purchase Agreement filed with the SEC on November 19, 2014 by Company, together with all exhibits and schedules thereto (“Stock Sale Agreement”).

(ix)	Receipt of evidence satisfactory to Lender that A-III Investment Partners, LLC has approved the Loan.

(x)	Receipt and review of current financial statements for Borrower and each of the Guarantors, certified true and correct by an authorized officer of Borrower and Guarantors.

(xi)	Receipt and review of any other documents, instruments, reports, certifications or other diligence deemed necessary in Lender’s sole discretion.

2.  Certain Disbursements. Prior to the satisfaction of the conditions set forth herein, Lender may at its sole option, but shall have no obligation to, disburse such sums as Lender may elect, including, without limitation, amounts owed to Lender for expenses.

3.  Representations and Warranties of Borrower and Guarantors. In order to induce Lender to enter into this Agreement and to make the Loan for which provision is made herein, the Borrower and each of the Guarantors represents and warrants to Lender that:

(a)      Organization and Authority. The Borrower is a limited liability company, duly organized, validly existing and in good standing in the State of Georgia and is qualified or registered, as required by law, and in good standing in all jurisdictions where qualification or registration is necessary. Partnership is a limited partnership, duly organized, validly existing and in good standing in the State of Georgia and is qualified or registered, as required by law, and in good standing in all jurisdictions where qualification or registration is necessary. Company is a corporation, duly organized, validly existing and in good standing in the State of Georgia and is qualified or registered, as required by law, and in good standing in all jurisdictions where qualification or registration is necessary. The Borrower and each Guarantor have all requisite corporate, partnership and limited liability company power and authority, and have taken or caused to be taken all necessary corporate, partnership and limited liability company action (including any necessary shareholder, partner or member action) to execute, deliver, enter into and perform in accordance with the Loan Documents. Upon execution and delivery hereof and thereof, the Loan Documents will constitute valid and binding obligations of the Borrower and each Guarantor enforceable in accordance with their respective terms, and the Note will be entitled to the benefits of this Agreement, the Commitment and the other Loan Documents.

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(b)      Adverse Change. The financial statements delivered to Lender for or on behalf of Borrower or any Guarantor are true and correct in all material respects and accurately represent the financial condition of the respective parties as of the date of such financial statements. There has been no material adverse change in the business, properties, or condition (financial or otherwise) of Borrower, any Guarantor or the Property since the date of the last financial statements furnished to Lender.

(c)      Litigation. There is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending, or, to the knowledge of the Borrower or any of the Guarantors threatened or in prospect against or affecting the Borrower, any Guarantor, the Property or any properties or rights of the Borrower or any Guarantor which may materially or adversely affect the business, properties, or financial condition of the Borrower, any Guarantor or the Property. Borrower is not currently affected by any strike or other labor disturbance, nor is the Borrower or any Guarantor in default in any respect under any judgment, order, injunction, rule, ruling or regulation of any court or governmental commission, agency or instrumentality.

(d)      No Violations. Neither the execution nor delivery of this Agreement, nor any of the other Loan Documents, nor the consummation of the transactions contemplated hereby and thereby, nor compliance with the terms and provisions hereof and thereof, will conflict with, violate or result in a breach of or default under, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on any of the assets of the Borrower (including, without limitation, the Property) or any Guarantor, pursuant to the terms of any provision of any contract or agreement, charter, bylaw, partnership agreement, trust indenture, or other corporate, partnership or trust restriction, any law, ordinance, rule, order, certificate, license, regulation or decree of the United States or any state, territory or political subdivision thereof, or any court, agency or other tribunal under which the Borrower, any Guarantor or any of Borrower’s or Guarantor’s assets are subject. Neither Borrower nor any Guarantor is in default with respect to the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of the foregoing which are material to its financial condition.

(e)      Payment of Taxes. The Borrower and Guarantors have filed or caused to be filed all federal, state and local tax returns, which are required to be filed, except the amended tax returns outlined in the Stock Sale Agreement. Borrower and Guarantors have paid or caused to be paid all taxes as shown on said returns or on any assessment received by them, to the extent that such taxes have become due, except as otherwise permitted by the provisions hereof. The Borrower and Guarantors have no reason to believe that any additional taxes are due for prior calendar tax years that have not been audited by the respective tax authorities beyond the amounts provided in the financial statements heretofore furnished to Lender.

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(f)      Location of Records. All records of the Borrower pertaining to the Property and the Project are and shall be kept at the Borrower’s address set forth on the first page of this Agreement.

(g)      Permits; Governmental and Other Approvals. Borrower and each Guarantor possess such licenses and permits as are required for the conduct of their respective businesses. No approval, consent or authorization of any governmental authority which has not heretofore been obtained is necessary for the execution or delivery by Borrower or any Guarantor of this Agreement, the Guaranty or the other Loan Documents or for the performance by Borrower or any Guarantor of any of the terms or conditions hereof or thereof.

(h)     Title to Property. The Borrower has good and marketable title to the Property and all of the Borrower’s other assets; and the Property and all such other assets are free and clear of Liens, except as disclosed in the financial statements referred to in Section 3(b) and as otherwise permitted or required by the provisions of this Agreement and the other Loan Documents.

(i)       Consents, Registrations, Approvals, etc. No registration with or consent or approval of, or other action by any governmental authority is required for the execution, delivery and performance of any Loan Document or Guaranty to which Borrower or either Guarantor is a party.

(j)       Solvency. The Borrower and each of the Guarantors is and will remain solvent, taking into account the consummation of the transactions provided in the Loan Documents.

(k)      Property. (a) The Property has been properly and finally zoned to permit the development of the Project; (b) the use of the Property for Borrower’s intended purpose will not violate any restrictive covenant, any applicable governmental building law (herein “Building Law”), or other governmental law, ordinance or regulation applicable thereto; (c) the Property has convenient and adequate access to all electric, gas, water, storm sewer, sanitary sewer, telephone, cable television and other utility services necessary for the construction of the proposed improvements on Property and the intended use of the Property, such utilities are available to the Borrower in sufficient quantities to accommodate the intended use of the Property and to comply with all Building Laws, and with all other applicable governmental laws, rules, ordinances and codes (herein “Governmental Requirements”), and the Borrower has all easements, grants, permits, approvals and other rights necessary to tie into and use such utilities; (d) the Property has access to existing public roads and highways (including all necessary rights and governmental approvals for related ingress and egress) that is adequate for the intended use of the Property; (e) the Property complies (and the Project when completed will comply) with all applicable Building Laws and Governmental Requirements; (f) the Borrower has obtained, or will obtain in the ordinary course of business, all permits necessary to construct the Project on the Property and Borrower is not aware of any impediment to the acquisition of any such required permits; (g) no portion of the Property is located within a special flood hazard area; and (h) no building or improvement on any adjoining property encroaches onto the Property except for a dumpster pad, an 8-foot wooden fence and grass island that encroach on the southwest corner of Tract One of the Property, and landscaping encroaching on the north side of Tract One of the Property, all as shown on the survey of the Property delivered to Lender.

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(l)	Information Regarding Loans; Purpose. All of the information contained in the request for the Loan is true and correct in all material respects and all statements, representations and warranties contained therein and in any other Loan Document signed in connection herewith are true and correct in all material respects, and do not contain any untrue statement of a material fact or omit a material fact necessary to make them not misleading. The proceeds of the Loan will be used solely for the expenses described on Schedule D and operating expenses of Partnership and/or Company and for other business or commercial purposes, and none of such proceeds will be used for personal, family, household or agricultural purposes.

(m)	Changes in Management. The Borrower shall not permit any change in the management of the Property without the prior written consent of the Lender; provided, however, that Lender expressly consents to the changes in management contemplated by the Stock Sale Agreement.

(n)	Net Worth. The Borrower and Guarantors represent and warrant that as of the date of this Agreement, the consolidated Net Worth of the Guarantors is not less than $12,000,000.00. For purposes of this Agreement, “Net Worth” shall mean the value of the assets of Guarantors less liabilities, determined in accordance with generally accepted accounting practices (“GAAP”), as shown on the consolidated financial statement of the Guarantors.
(o)	Equity. On or before the date of this Agreement, Borrower and Guarantors have invested, in the aggregate, not less than $250,000 cash equity in the Property (“Minimum Cash Equity”). Borrower and Guarantors shall, during the term of the Loan, maintain the Minimum Cash Equity in the Property.

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(p)	Stock Sale Agreement. The Stock Sale Agreement is in full force and effect and has not been terminated. Borrower’s and/or Guarantors’ execution and delivery of the Loan Documents and their respective performance thereunder does not and will not violate any term or condition of the Stock Sale Agreement or result in an event of default thereunder. Borrower and/or Guarantors’ shall provide to Lender upon receipt a copy of any notice delivered or received by or on behalf of Borrower or any Guarantor with respect to the Stock Sale Agreement.

4.  Prepaid Interest. The Prepaid Interest in the amount of $60,833.34 (to be withheld from the proceeds of the Loan) will be retained by Lender for the purpose of prepaying interest under the Loan for the initial three (3) months of the Loan term. In the event that the Loan is prepaid by Borrower on or prior to the end of such three (3) month period, the balance of the Prepaid Interest will be retained by Lender as a prepayment premium. In no event will any portion of the Prepaid Interest be disbursed to Borrower.

5.  Events of Default. The occurrence of any of the following events, and, except with respect to (i) payment defaults, (ii) defaults under §§5(a), (b), (c), (f), (h), (i), (m) (n), (p), (q) and (v) or (iii) where a different time is specified, the continuance of such event for ten (10) days or more after written notice thereof from Lender to Borrower (or in the event said default cannot be cured within ten (10) days, said period may be extended for such additional time as may be required to cure such defaults provided Borrower is diligently attempting to cure same and diligently prosecutes such cure to completion), shall constitute an Event of Default hereunder (“Event of Default”):

(a)      If Borrower fails to make any payment of the principal of or interest (together with premium thereon, if any) on the Note within three (3) days of the date the same becomes due and payable (excluding, however, the payment due on the Maturity Date for which there is and shall be no grace period);

(b)      If the Deed to Secure Debt and the other Loan Documents shall not provide Lender with a first priority security title to and security interest in and to the Property and other real and personal property covered thereby;

(c)      If without the prior written consent of Lender, the Property or any part thereof or any interest of the Borrower therein, is sold, transferred, conveyed or encumbered in any way, except for leases approved by Lender;

(d)      If the improvements on the Property shall encroach upon any street or upon adjoining property and such encroachment shall materially, adversely affect title to or the use of the Property;

(e)      If Borrower shall fail to comply with any of the covenants, terms or conditions contained herein, in the Commitment Letter, in the Note, or in any of the other Loan Documents, giving consideration to any grace or cure period specifically provided therefor;

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(f)      The filing by the Borrower or any Guarantor of a voluntary petition in bankruptcy or the Borrower’s adjudication as a bankrupt or insolvent, or the filing by the Borrower or any Guarantor of any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or the Borrower’s or any Guarantor’s seeking or consenting to or acquiescence in the appointment of any trustee, receiver or liquidator of the Borrower or any Guarantor or of all or any substantial part of the Property or of any or all of the rents, revenues, issues, earnings, profits or income thereof, or the making of any general assignment for the benefit of creditors or the admission in writing of its inability to pay its debts generally as they become due; or

(g)      The entry by a court of competent jurisdiction of any order, judgment, or decree approving a petition filed against the Borrower or any Guarantor seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency, or other relief for debtors, which order, judgment or decree remains unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive) from the date of entry thereof, or the appointment of any trustee, receiver or liquidator of the Borrower or any Guarantor or of all or any substantial part of the Property or of any or all of the rents, revenues, issues, earnings, profits or income thereof without the consent or acquiescence of the Borrower or any Guarantor which appointment shall remain unvacated and unstayed for an aggregate of sixty (60) days (whether or not consecutive); or

(h)      To the full extent not prohibited by applicable law, if a final non-appealable judgment by a court of competent jurisdiction is entered against Borrower or any Guarantor, which judgment is material to Borrower’s financial condition or ability to pay the Loan;

(i)       If Borrower does not permit Lender, or representatives of Lender, to enter upon the Property to inspect the Property at all reasonable times;

(j)      If Borrower executes any security agreement, except to Lender, covering any materials, fixtures or articles used in the Property or covering articles of personal property placed in the Property as a fixture;

(k)      If Borrower fails to comply with any requirement of any governmental authority having jurisdiction within thirty (30) days after receipt of notice in writing of such requirement shall have been given to Borrower or within the time specified in such notice, whichever is greater;

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(l)       If Borrower fails to notify Lender of the filing of any lien against the Property within ten (10) business days after Borrower receives notice of such lien;

(m)     If any representation or warranty made herein or in any of the other Loan Documents shall prove to be false or misleading in any material respect;

(n)      If any report, certificate, financial statement or other instrument furnished in connection with the Loan Documents, the Project or the borrowing hereunder shall prove to be false or misleading in any material respect;

(o)     If Borrower or any other Person fails to observe or perform any other covenant, condition or agreement under the Loan Documents within any applicable cure period, or if there shall occur a default or an Event of Default under the Loan Documents;

(p)     If Partnership shall cease to be the sole owner and holder of the entire ownership interest in Borrower;

(q)     If any action whatsoever shall be taken, or if there shall be any occurrence which could or does have the effect of, terminating, dissolving, liquidating or winding-up the business of the Borrower or any Guarantor;

(r)      If Borrower and Guarantors fail to maintain the Minimum Cash Equity in the Property. Borrower shall deliver to Lender, within fifteen (15) days after the end of each calendar quarter, a statement of compliance with the Minimum Cash Equity covenant;

(s)      If (i) Guarantors do not satisfy the initial Net Worth requirement set forth in Section 3(n) above. Guarantors shall deliver to Lender, within thirty (30) days after the end of each calendar quarter, a statement of compliance with the Net Worth covenant.

(t)      If (i) shareholders of the Company fail to approve the transaction that is the subject of the Stock Sale Agreement (the “Stock Sale”) on or before January 22, 2015, (ii) a default or event of default occurs under the Stock Sale Agreement or (iii) the Stock Sale Agreement is terminated for any reason whatsoever (each a “Stock Sale Default”), and Borrower fails to cure such default before the earlier to occur of (x) ninety (90) days after the occurrence of the Stock Sale Default, or (y) July 13, 2015.

(u)      If the Company is delisted by the NYSE MKT Exchange as a result of failure to timely file its 10-Q on or before February 18, 2015, and Company fails to cure such default within ninety (90) days after the occurrence thereof.

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(v)      If the Stock Sale (i) closes on or prior to March 12, 2015, and the Deposit is not delivered to the Agent (as set forth in Section 24 below) or any of the other conditions set forth in Section 24 are not satisfied by Borrower, or (ii) closes after March 12, 2015, and the Loan is not immediately paid in full.

6.  Remedies. Upon the occurrence of any one or more of the above-listed Events of Default, then, or at any time thereafter, Lender may, without notice to the Borrower, Guarantors or any other Person, declare the unpaid principal of and interest and other charges on the Loan immediately due and payable, together with any other Liabilities (hereinafter defined) of the Borrower to Lender, and such amounts thereupon shall become immediately due and payable, without presentment, demand, protest, notice of protest or notice of any kind, all of which are hereby expressly waived by Borrower, and if all such amounts are not immediately paid in full, Lender may exercise all rights given to it under the laws of the State of Georgia and any other state and under this Agreement and the other Loan Documents, including without limitation, foreclosure of the Deed to Secure Debt and/or the filing of actions in law or in equity for the collection of all amounts due under the Note, this Agreement, the Guaranty and the other Loan Documents. Upon the occurrence of any one or more of the above-listed Events of Default, all obligations on the part of Lender to make loans and advances hereunder shall, if Lender so elects, cease and terminate; provided, however, that Lender may, in its sole discretion, make additional advances without becoming liable to make any other advances, notwithstanding anything to the contrary contained or implied herein, in the Commitment Letter or in any other Loan Document.

7.  Setoff. Lender is hereby given a continuing lien as additional security for the Note and all other Liabilities and indebtedness of Borrower to Lender (as defined herein and in the Deed to Secure Debt or in any other Loan Document) upon any and all moneys, securities, and other property of Borrower, and the proceeds thereof, now or hereafter held or received by or in transit to the Lender from or for Borrower, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, and any and all claims of Borrower against the Lender at any time existing, and upon the occurrence of any Event of Default hereunder, the Lender may apply or set off the same against the Indebtedness and Liabilities (as defined herein or in the Deed to Secure Debt or other Loan Documents) secured by the Deed to Secure Debt and other Loan Documents.

8.  Borrower Defined; Successors and Assigns. The term “Borrower”, wherever used herein, shall mean the Borrower described on the first page of this Agreement, and its successors and assigns, and all of the covenants, conditions, and agreements hereof shall bind the successors and assigns of Borrower and shall inure to the benefit of and be available to the successors and assigns of Lender.

9.  Person and Liabilities Defined. The term “Person” shall include natural persons, corporations (which shall be deemed to include business trusts), associations, partnerships, limited liability companies and all such similar entities. Except as otherwise may be defined with respect to a particular Loan Document, the term “Liabilities” shall mean all indebtedness, liabilities and obligations of Borrower to Lender, whether joint or several, matured or unmatured, liquidated or unliquidated, direct or indirect, primary or secondary, absolute or contingent, now existing or hereafter arising and whether arising by contract, operation of law or otherwise, and all extensions, modifications, amendments, consolidations, renewals and replacements thereof, and whether incurred or given as maker, endorser, guarantor, surety or otherwise, including without limitation, the Loan and the indebtedness evidenced by the Note or any extension, modification, amendment, consolidation, renewal or replacement thereof or therefor.

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10.  Delay; No Waiver. No delay or failure of Lender to exercise any option or right herein given or reserved shall constitute a waiver of such option or right or estop Lender thereafter to exercise the same or any other option or right at any time, and Lender’s payment or contracting to pay anything Borrower has herein agreed to pay shall not constitute a waiver of the default of Borrower in failing to make any such payment. A waiver by Lender of any option or right herein given or reserved on any one occasion shall not be deemed a waiver of said option or right on any future occasion. Lender may in its discretion extend the time of payment of the principal evidenced and secured by the Note and other Loan Documents and any extension so granted shall be deemed to be made in pursuance of this Agreement and not in modification thereof.

11.  No Partnership or Joint Venture. Notwithstanding anything to the contrary herein contained or implied, Lender, by this Agreement, or by any action pursuant thereto or hereto, shall not be deemed a partner, joint venturer or participant in the venture with Borrower, and Borrower hereby indemnifies and agrees to defend and hold Lender harmless (including the payment of reasonable attorneys’ fees) from any and all damages resulting from such a construction of the parties’ relationship. The requirements herein, and the restrictions imposed in this Agreement and the other Loan Documents, are for the sole protection and benefit of Lender.

12.  Assignments. Lender may assign this Loan or any parts hereof to one or more parties of its choice. Borrower shall not assign or delegate this Agreement or any of its rights or duties hereunder without the prior written consent of Lender. In the event of such assignment by Borrower with Lender’s consent, Borrower shall execute, or cause the execution of, all documents necessary or appropriate to continue the full force and effect of the Note and other Loan Documents.

13.  Modifications; Waiver. Neither this Agreement nor any provision hereof may be changed, modified, amended, waived, discharged, abandoned or terminated except by an instrument in writing signed by the party against whom enforcement of the change, modification, amendment, waiver, discharge, abandonment or termination is sought. In the event that Lender shall waive in writing any provision or requirement hereunder, such waiver shall be effective only for the specific purposes, circumstances and duration stated in said waiver.

14.  Remedies Cumulative. No right or remedy conferred upon Lender in this Agreement is intended to be exclusive of any other right or remedy contained in the Note, this Agreement, or any other Loan Document, and every such right or remedy shall be cumulative and in addition to every other right or remedy contained herein or therein or now or hereafter available to the Lender at law, in equity, by statute or otherwise.

15.  Invalid Provisions; No Conflict. If any of the provisions of this Agreement or the other Loan Documents or the application thereof to any Person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of said documents and instruments, or the application of such provision or provisions to Persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement and the other Loan Documents shall be valid and enforceable to the fullest extent permitted by law. No provision of this Agreement or the other Loan Documents shall be deemed in conflict with any other provision hereof or thereof, and the Borrower acknowledges that no such provision or any interpretation thereof shall be deemed to diminish the rights of the Lender, any assignee, or the holder of the Note under the terms and conditions or any other provisions hereof or thereof. Lender may at its option exhaust its remedies hereunder, under the Note, and under the other Loan Documents, either concurrently or independently, and in such order as it may determine.

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16.  Indemnification. Borrower and each Guarantor shall and does hereby indemnify and hold harmless Lender from and against any and all claims, charges, losses, expenses and costs, including without limitation reasonable attorneys’ fees, resulting from any claims, actions or proceedings in connection with the execution, delivery and performance of this Agreement, the Guaranty or the other Loan Documents, except for claims, charges, losses, expenses and costs resulting directly from the Lender’s willful misconduct or gross negligence. The indemnification provided in this section shall survive the payment in full of the Loan.

17.  Headings; Under Seal; Entire Agreement. Article and section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement or be used to construe any provision hereof or for any other purpose. This Agreement is intended to be under the seal of all parties hereto and to have the effect of a sealed instrument in accordance with the law. This Agreement, together with Commitment Letter, the Guaranty and the other Loan Documents, embodies the entire agreement and understanding between the parties, supersedes all prior agreements and understandings related to the subject matter hereof and thereof, and may not be amended except by written agreement between Borrower and Lender.

18.  No Third Party Beneficiaries. There are no third party beneficiaries to this Agreement or to any of the other Loan Documents. All conditions to Lender’s obligations to make disbursements under this Agreement and the other Loan Documents are imposed solely and exclusively for the benefit of Lender. Neither Borrower, nor any Guarantor nor any other Person shall have standing to require satisfaction of any such condition or be entitled to assume that Lender will refuse to make disbursements in the absence of strict compliance with any or all such conditions, and neither Borrower, nor any Guarantor nor any other Person shall, under any circumstances, be deemed to be a beneficiary of any conditions hereof, any or all of which conditions may be waived freely, in whole or in part by Lender at any time if, in its sole discretion, Lender deems it advisable so to do. Lender makes no representations or warranties and assumes no obligation or responsibility with respect to the quality of the construction of the improvements or any part of the Property. This Agreement and the other Loan Documents shall not benefit, and may not be relied upon by, any Person other than the Borrower, the Guarantors and the Lender.

Loan Agreement	Page 13

19.  Notices. Any notice shall be deemed conclusively to have been received by a party hereto and be effective on the earlier of (a) the day on which personally delivered to such party at the address set forth below (or at any other address as such party shall specify to the other party in writing), or (b) the next business day after deposit of such notice with a nationally-recognized overnight courier service, addressed to such party at said address.

If to Lender:	Paul J. A. Lex Van Hessen
c/o Hualalai Resort
P.O. Box 1596
Kailua-Kona Hawaii 96745

With copy to:	Arie B. Zoller
LVH Partners, LLC
1200 N. Ashland Avenue
Suite 600
Chicago, IL 60622

If to Borrower,
Partnership
or Company:	375 Northridge Road
Suite 330
Atlanta, GA 30350
Attn: Anthony Shurtz

20.  Governing Law. This Agreement and the other Loan Documents, and the rights and obligations of the parties hereunder and thereunder shall be governed by and be construed in accordance with the laws of the State of Georgia. Borrower and each Guarantor hereby submits itself to jurisdiction in the State of Georgia for any action or cause of action arising out of or in connection with the Loan or the Loan Documents, agrees that venue for any such action shall be in Georgia, and waives any and all rights under the laws of any state to object to jurisdiction or venue within the State of Georgia. Notwithstanding the foregoing, nothing contained in this section shall prevent Lender from bringing any action or exercising any rights against Borrower, any Guarantor, any security for the Loan, or any of Borrower’s properties in any other county, state or jurisdiction. Initiating such action or proceeding or taking any such action in any other state shall in no event constitute a waiver by Lender of any of the foregoing.

Loan Agreement	Page 14

21.  Inspections; Lender’s Benefit Only. Lender shall have the right, and Borrower shall allow Lender and any of its authorized representatives and construction consultants, if any shall be employed, at all times after 24 hours prior notice to inspect the Property. The Borrower and Guarantors also shall permit Lender and any of its authorized representatives to examine, inspect and make extracts from books and records of the Borrower and Guarantors, and Borrower and Guarantors will discuss with Lender or its representatives the affairs, finances and accounts of the Borrower and Guarantors, all at such reasonable times and as often as may be reasonably requested by Lender. Any inspections and reports made by, for or on behalf of Lender, or any approvals of inspection reports made by Lender pursuant to (i) the provisions hereof, (ii) the Commitment Letter, or (iii) any other provisions of the Loan Documents giving Lender a right of inspection of the Property, shall be solely for the benefit of Lender, and neither Borrower, nor any Guarantor nor any third party shall be beneficiaries of the same, or shall be entitled to claim any loss or damage as a result of such inspections, approvals, disapprovals or the failure of Lender to make the same. Borrower and each Guarantor acknowledges that Lender is not acting in a fiduciary capacity for Borrower or any Guarantor in any respect relative to the Loan, including without limitation, in the making of any such inspections or in reviewing or approving any such inspection reports.

22.  Financial Statements, Reports, etc. The Borrower and Guarantors shall furnish to the Lender:

(a)      Not later than forty five (45) days after the end of each calendar quarter, financial statements (including a balance sheet and the related statements of income and cash flows) and operating reports of the Borrower and Guarantors prepared in accordance with GAAP (or other comprehensive basis of accounting acceptable to the Lender) for the period beginning on the first day of such calendar quarter and ending on the last day of such period, together with statements in comparative form for the corresponding period in the preceding fiscal year, such reports to be certified by an authorized representative of the Borrower and the respective Guarantor.

(b)      Together with the financial statements required by subsection (a) above, a certificate of an authorized representative of the Borrower stating that, except as disclosed in such certificate, (1) no event of default exists under any of the Loan Documents or under any instrument evidencing or securing any other indebtedness or contingent liability of the Borrower, and (2) no event has occurred and is continuing which, with notice or lapse of time or both, would constitute an event of default under any of the Loan Documents or under any instrument evidencing or securing any other indebtedness or contingent liability of the Borrower. If any such event of default exists or any such event has occurred and is continuing, such certificate shall contain a description of the nature and extent thereof.

(c)      (i) Not later than fifteen (15) days after the end of each calendar quarter certification by Borrower of compliance with the Minimum Cash Equity requirement and (ii) not later than thirty (30) days after the end of each calendar quarter certification by Guarantors of compliance with the Net Worth requirement.

(d)      Not later than five (5) business days after the receipt thereof by Borrower, copies of any correspondence, notices, agreements, or any other documents or instruments affecting the Property.

Loan Agreement	Page 15

(e)      Such other information regarding the Property or the financial condition or operations of the Borrower, the Guarantors, or the Property as the Lender shall reasonably request from time to time.

23.      Foreign Status of Lender.  Lender has provided Borrower with a complete, executed copy of US Internal Revenue Service Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding and Reporting (Individuals), indicating that Lender is an individual with foreign status for which, under United States treaty, income tax need not be withheld by Borrower in connection with payment of interest, including prepaid interest, associated with the Loan, all such interest being exempt from taxation by treaty or otherwise treated as portfolio interest subject to withholding exemption including under 26 CFR Section 1.871-14.  Borrower shall not withhold income tax from the interest payments due hereunder and, as between Borrower and Lender, Lender alone shall be liable for all taxation that may later be determined to have been applicable to all payments in excess of principal made hereunder.

24.      Payment Escrow Deposit.

(a)      Notwithstanding anything to the contrary contained in the Note, this Agreement or the other Loan Documents, provided no default or Event of Default has occurred and is continuing hereunder or under any of the other Loan Documents, Borrower shall have the right to prepay the Loan, in whole but not in part, on or after March 12, 2015. During the period from the date of this Agreement through March 12, 2015 (“Lock Out Period”), Borrower shall not have any right to prepay the Loan in whole or in part. In the event that the Stock Sale occurs during the Lock-Out Period, Borrower shall have no right to prepay the Loan, however, Borrower shall deposit from the proceeds of the Stock Sale the amount of the Deposit specified below and satisfy the following conditions:

i)	Borrower shall provide prior written notice to Lender specifying the date (the “Deposit Election Date”) on which the Deposit (hereinafter defined) is to be made;

ii)	Borrower shall remit to Lender on the Deposit Election Date all amounts then due and payable under the Note, this Agreement and the other Loan Documents in addition to the Deposit;

iii)	Borrower shall irrevocably deposit with Morris, Manning & Martin, LLP (“Agent”) cash collateral (the “Deposit”) in the amount of $2,040,000.00. Borrower shall and hereby does grant to Lender a first priority lien and security interest in and to the Deposit. Any interest accrued on the Deposit shall be payable to Borrower upon release of the Deposit; and

iv)	Borrower shall deliver to Lender a certificate of an authorized representative of Borrower certifying that the requirements of this subparagraph (a) have been satisfied.

Loan Agreement	Page 16

(b)      Upon compliance with the requirements of subparagraph (a) above, Lender shall (i) execute a satisfaction of the Deed to Secure Debt and a UCC termination in the forms attached hereto as Exhibit E (collectively the “Release Deed”) releasing the Deed to Secure Debt and the other documents or instruments encumbering the Property (collectively the “Security Instruments”) and (ii) deliver same to the Agent to be held in escrow with the Deposit. Lender and Borrower hereby irrevocably direct the Agent (i) to pay the Deposit to Lender on March 13, 2015 (the “Escrow Release Date”), to be applied to the payment of the outstanding amounts due under the Loan, and (ii) to deliver the Release Deed to Borrower on the Escrow Release Date for recording in the appropriate records. No further writing shall be required from either Lender or Borrower to the Agent to effect the delivery of the Deposit and Release Deed by the Agent. Borrower further covenants and agrees that Borrower has and shall have no right, actual or contingent, in and to the Deposit after delivery of same to the Agent and that upon delivery, the Deposit is and shall be subject to the sole and absolute control of Lender. Borrower hereby waives any and all right in and to the Deposit except the right to have the Deposit applied to the payment of the Loan in accordance with the provisions of this Agreement. In the event that Borrower, any affiliate of Borrower or any person claiming by through or under Borrower takes any action to delay, avoid, limit, prevent or obstruct Lender’s receipt of the Deposit, the Release Deed shall be and be deemed void ab initio and of no force and effect, the Deed to Secure Debt shall reinstated and in full force and effect and Lender shall have each and all of its rights and remedies thereunder, hereunder, at law or in equity. Upon receipt by Lender of the Deposit, Lender shall have no further rights with respect to the Release Deed.

(c)      Effective upon distribution of the Deposit to the Lender and delivery of the Release Deed to Borrower, each of Lender, Borrower and each of the Guarantors, for themselves and for their respective parents, subsidiaries, affiliates, members, partners, officers, directors and agents shall and do hereby release each of the other parties from and against all loss, cost, damage, claim, cause of action or liability arising, directly or indirectly, from the Loan or any of the Loan Documents that shall have occurred from the beginning of time to the Escrow Release Date. Such release shall be and become immediately effective upon the delivery of the Deposit to Lender and the Release Deed to Borrower. The parties further agree and covenant not to sue any of the other parties for any matter released hereunder.

25. No Usurious Amounts. It is the intent of the parties hereto in the execution of this Loan Agreement, the Note, and all other Loan Documents to contract in strict compliance with the usury laws governing the Loan. In furtherance thereof, the parties stipulate and agree that none of the terms and provisions contained in this Loan Agreement and the other Loan Documents shall ever be construed to create a contract for the use, forbearance, or detention of money requiring payment of interest at a rate in excess of the maximum interest rate permitted to be charged by the laws governing the Loan. All sums paid or agreed to be paid for the use, forbearance or detention of money payable under the Loan shall, to the full extent allowed by applicable law, be amortized, prorated, allocated and spread throughout the full term of the Loan. In the event Lender shall collect monies that are deemed to constitute interest and that would otherwise increase the effective interest rate on the Loan to a rate in excess of that permitted to be charged by the laws governing the Loan, all such sums deemed to constitute interest in excess of the legal rate shall be applied to the unpaid principal balance of the Loan and, if in excess of such balance, shall be immediately returned to Borrower upon such determination.

[Signatures begin on following page]

Loan Agreement	Page 17

IN WITNESS WHEREOF, Lender and Borrower have caused this Agreement to be duly and properly executed, under seal, as of the date first set forth above.

LENDER: /s/ Arie Zoller, attorney-in-fact [Seal] PAUL J. A. LEX VAN HESSEN, an individual

[Signatures continue on following page]

Loan Agreement	Page 18

BORROWER:

NORTHRIDGE PARKWAY, LLC, a Georgia limited liability company

By:	Roberts Properties Residential, L.P., a Georgia limited
partnership, its sole manager

	By:	Roberts Realty Investors, Inc., a Georgia
corporation, its sole general partner

		By:	/s/ Anthony Shurtz
		Name:	Anthony Shurtz
		Title:	CFO

[CORPORATE SEAL]

GUARANTORS:

ROBERTS PROPERTIES RESIDENTIAL, L.P., a Georgia limited partnership

By:	Roberts Realty Investors, Inc., a Georgi
corporation, its sole general partner

By:	/s/ Anthony Shurtz
Name:	Anthony Shurtz
Title:	CFO

[CORPORATE SEAL]

ROBERTS REALTY INVESTORS, INC., a Georgia corporation

By:	/s/ Anthony Shurtz
Name:	Anthony Shurtz
Title:	CFO

[CORPORATE SEAL]

Loan Agreement	Page 19

EXHIBIT A

PROPERTY DESCRIPTION

EXHIBIT B

PROMISSORY NOTE

EXHIBIT C

GUARANTY

EXHIBIT D

USE OF PROCEEDS

Northridge Loan
Estimated Use of Proceeds
December 22, 2014

Description	Amount
Consulting Fee (Petaque & Wall)	$20,000
Loan Origination Fee on Northridge Loan	$20,000
Exit Fee on Northridge loan	$40,000
Interest on Northridge Loan for Six Months	$121,666
Attorney’s Fees for Northridge Loan Closing	$20,000
Salaries and Related Costs	$82,214
General and Administrative Expenses	$77,054
Transfer Agent and Exchange Listing Fees	$32,100
Debt Service on Existing Loans	$177,720
Legal- Transaction and Closing Costs	$274,851
Audit and Tax Costs for the Closing	$315,000
Edgar and XBRL Costs for Closing	$25,000
Special Shareholders Meeting	$30,000
Remaining Working Capital	$764,395

Total Loan Amount	$2,000,000

EXHIBIT E

RELEASE DEED

After recording please return to:
Ms. Kate Moore
Holt Ney Zatcoff & Wasserman, LLP
100 Galleria Pkwy., Suite 1800
Atlanta, Georgia 30339

Re:	Deed Book _______, page ___,
Fulton County, Georgia records; and
Deed Book _______, page __,
aforesaid records

CANCELLATION OF DEED TO SECURE DEBT, SECURITY AGREEMENT
AND FIXTURE FILING
AND ASSIGNMENT OF LEASES, RENTS AND PROFITS

The indebtedness referred to in that certain Deed to Secure Debt, Security Agreement and Fixture Filing, dated as of January __, 2015, executed by Northridge Parkway, LLC, a Georgia limited liability company, to Paul J. A. Lex Van Hessen, recorded in Deed Book _________, page ___, Fulton County, Georgia records, and in that certain Assignment of Leases, Rents and Profits dated January __, 2015, executed by Northridge Parkway, LLC, a Georgia limited liability company, to Paul J.A. Lex Van Hessen, recorded in Deed Book __________, page ___, aforesaid records, having been paid in full and the undersigned being the present record holder and owner of such Deed to Secure Debt, Security Agreement and Fixture Filing and Assignment of Leases, Rents and Profits by virtue of being the original grantee, the Clerk of such Superior Court is authorized and directed to cancel said Deed to Secure Debt, Security Agreement and Fixture Filing and Assignment of Leases, Rents and Profits of record as provided in O.C.G.A. § 44-14-4 for other mortgage cancellations.

IN WITNESS WHEREOF, the undersigned has signed, sealed and delivered this Cancellation of Deed to Secure Debt, Security Agreement and Fixture Filing and Assignment of Leases, Rents and Profits this ___ day of ______________, 2015.

Signed, sealed and delivered In the presence of: Unofficial Witness Notary Public (NOTARY SEAL) My Commission expires:	(SEAL) Paul J.A. Lex Van Hessen

authorization to record ucc amendment

Holt Ney Zatcoff & Wasserman, LLP is hereby authorized and directed to record the attached UCC Amendment terminating UCC Financing Statement No. 0602015-________ having Northridge Parkway, LLC as Debtor, and Paul J.A. Lex Van Hessen, as Secured Party, filed in the Fulton County, Georgia records on January __, 2015.

IN WITNESS WHEREOF, the undersigned has caused this Authorization to be signed, sealed and delivered this ___ day of ____________, 2015.

Paul J. A. Lex Van Hessen